Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Powerwave Technologies, Inc. (the “Company”) on Form S-8 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedules of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007 and the adoption of FASB Statement No. 123R, Share-Based Payment in 2006), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended December 30, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California

November 6, 2008